UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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SMITHFIELD FOODS, INC.
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On June 7, 2013, Shuanghui International Holdings Limited (“Parent”) provided Smithfield Foods, Inc. (the “Company”) with the following information sheet for the Company to use when responding to inquiries regarding Parent.

Shuanghui International
Food Safety is the Highest Priority

Creating a Global Pork Enterprise and Leader in Food Safety

•
Shuanghui International's proposed acquisition of Smithfield Foods will create a leading, integrated global pork enterprise and set the global industry standard in food safety, environmental stewardship, and animal welfare.

•	Shuanghui is committed to learning from and instituting Smithfield's industry-leading technologies and standards, and raising food safety standards globally.

Boosting U.S. Exports to China, Increasing Global Food Safety

•	This transaction is about exporting high-quality meat products from the U.S. to China to meet the growing global demand for pork and increase global food safety standards.

•	This combination will not result in any U.S. imports of food from China.

•	All pork products produced or sold in the U.S. will continue to be governed by the FDA, USDA and other American regulators.

Food Safety is Shuanghui's Highest Priority

•	Nothing is more important to Shuanghui than the quality and safety of our products.

•
Shuanghui is a leader in implementing new, stringent food safety protocols and standards in China, and is constantly improving its standards of safety. Food will be safer as a result of this transaction as Shuanghui learns from and institutes Smithfield's best practices.

•	Shuanghui's history shows that it is committed to implementing best practices and responding quickly to any detected issues and transparently resolving them.

To ensure safety and quality, Shuanghui:

•Prohibits substances in its products:

◦	Shuanghui does not use clenbuterol or ractopamine in its products produced in China, as both are prohibited in pork sold in China.

◦
Smithfield has developed ractopamine-free plants in order to supply its U.S.-made pork products to Shuanghui and Chinese consumers. Currently, more than 50% of Smithfield's capacity produces ractopamine-free pork.

•Implements rigorous quality management systems that keep pace with industry developments:

◦	All Shuanghui products undergo 18 quality inspection checks before heading to market.

◦	Shuanghui exceeds regulations and industry standards by testing each and every pig it purchases for processing, not just the small samples required by regulation.

◦	Shuanghui continues to invest 100 million yuan (USD$16 million) annually in testing and government-appointed veterinarians are on-site for regulatory checks.

◦	Every single product batch is also inspected prior to dispatching. These inspections help to ensure its products are of the highest quality and are safe for its customers.

◦	Shuanghui is confident that its products are contamination-free and has pledged to promptly terminate hog suppliers who are found to have supplied any tainted materials to the company.
•Complies with international standards and adheres to industry best practices:

◦	Processing and distribution operations are accredited by ISO9001, ISO14001, ISO22000, HACCP and other international certifications.
•Invests in the state-of-the-art technology and equipment:

◦	Shuanghui has invested over 4 billion yuan (US$650 million) in advanced production and quality monitoring equipment from the leading providers in the U.S., Japan, Germany and the Netherlands.

•Maintains clean, safe and environmentally friendly facilities:

◦	Shuanghui has built world-class facilities, technology and processes to handle waste disposal and treatment, ensure hygiene, preserve workplace safety and reduce impact to the environment.

◦
The Chairman of Shuanghui, Wan Long, personally receives daily text messages updating him on any food safety concerns in the company. This daily process is in place to ensure that any potential issue is met with a swift response.

The Means to Investigate and Respond Rapidly

•	In 2011, a Chinese news organization claimed that it found clenbuterol in Shuanghui processed meat - a chemical that is prohibited by both Chinese and U.S. regulators.

•	Chinese government authorities immediately conducted a thorough investigation. The investigation concluded that the allegations were not true, and that Shuanghui products were contamination-free.

•	Shuanghui posted on its website an apology to consumers for the concern and inconvenience caused by these false allegations.

•	News organizations also reported that Shuanghui products were contamination-free:

◦
The Beijing Daily noted (translated), “Recently, government sampling inspected and tested Shuanghui's products selling in Beijing. 33 samples were tested, including sausages, ham, hot-dog sausage etc. All did not contain lean meat powder.” (19 March 2011)

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The Beijing Evening Post noted (translated), “Currently, no Shuanghui products were found to contain Lean meat powder. After several days of urgent testing  on the products, yesterday, State Administration for Industry and Commerce of the People's Republic of China of Beijing announced to the public that they had selected 33 pork product samples, including sausage, ham, hot dog etc, and no lean meat powder were found.” (18 March 2011)